FOR IMMEDIATE RELEASE

Agenus Reports Second Quarter 2026 Results and Advances Phase 3 ROBBIN Trial of BOT+BAL in Neoadjuvant MSS Colon Cancer

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Previously announced oversubscribed $85 million private placement, with up to $255 million in potential proceeds from milestone-aligned warrants, supports ROBBIN execution
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ROBBIN addresses approximately 38,000 newly diagnosed U.S. patients annually and an estimated annual U.S. sales opportunity of more than $7 billion; initiation and first patient dosing are expected in the first quarter of 2027
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Previously reported NEST and UNICORN findings provided the direct clinical rationale for ROBBIN; recent advanced-disease updates reinforce the durability of BOT+BAL activity
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BOT+BAL access programs expanded across additional countries and treating institutions, contributing $6.4 million in second-quarter pre-commercial product revenue

LEXINGTON, Mass. - [DATE] - Agenus Inc. (Nasdaq: AGEN), a leader in immuno-oncology innovation, today reported financial results for the second quarter ended June 30, 2026, and provided an update on its financing-supported strategy to advance botensilimab (BOT), a multifunctional, Fc-enhanced anti-CTLA-4 antibody, plus balstilimab (BAL), an anti-PD-1 antibody, in a curative-intent treatment setting before surgery in high-risk, resectable microsatellite-stable (MSS) colon cancer.

As previously announced, Agenus completed an oversubscribed private placement in July 2026 structured to support ROBBIN, its planned global registrational Phase 3 trial of neoadjuvant (before surgery) BOT+BAL in patients with high-risk Stage II and Stage III microsatellite-stable (MSS) colon cancer. MSS disease accounts for approximately 85% of early-stage colorectal cancers. In the population targeted by ROBBIN, treatment remains centered on surgery followed by chemotherapy or observation, with no new curative-intent therapies approved in more than 20 years.,

The decision to accelerate ROBBIN is grounded in previously reported findings from the independent NEST and UNICORN studies evaluating neoadjuvant BOT+BAL treatment in patients with Stage II/III MSS colorectal cancer. Treatment before surgery produced deep pathologic responses, while recent advanced-disease updates provide complementary evidence of durable BOT+BAL immune activity.

ROBBIN addresses an estimated 38,000 newly diagnosed patients annually in the United States and more than 200,000 worldwide. Agenus estimates that this population represents an annual addressable sales opportunity of more than $7 billion.

“The financing completed in July gives us a clear path to act on the clinical evidence supporting BOT+BAL in a large, underserved patient population,” said Garo H. Armen, Ph.D., Chairman and Chief Executive Officer of Agenus. “The previously reported neoadjuvant findings support testing whether BOT+BAL before surgery can reduce recurrence and improve the potential for cure. With capital aligned to ROBBIN’s development milestones, we are positioned to pursue that opportunity with focus and urgency.”

Previously Announced Financing Supports ROBBIN Execution

The private placement, announced and completed in July, provided approximately $85 million in upfront gross proceeds and included milestone-aligned warrants that could provide up to approximately $255 million in additional gross proceeds if fully exercised. The warrant structure aligns potential additional capital with planned ROBBIN milestones.

Based on the company’s current operating plan, the upfront proceeds are expected to support ROBBIN initiation, regulatory alignment and company operations through Q3 2027. Assuming full exercise of the warrants, the financing is expected to support the planned ROBBIN program and company operations through year-end 2031.

Agenus continues to implement disciplined cost-management measures and is directing internal resources toward ROBBIN execution, clinical and access-program supply, regulatory activities and supporting data generation.

Clinical Evidence Reinforces BOT+BAL’s Differentiated Profile

Previously reported findings from the independent NEST and UNICORN studies provide the direct neoadjuvant clinical rationale for ROBBIN in Stage II and Stage III MSS colon cancer.

Among 38 BOT+BAL-treated patients, approximately 30% achieved a pathologic complete response (pCR; no viable tumor found at surgery), and approximately 40% achieved a major pathologic response (MPR; 10% or less viable tumor remaining). At the applicable data cutoffs, no disease recurrences had been reported. Manuscripts with longer-term follow-up from both studies are anticipated in the second half of 2026.

Recent advanced-disease updates further reinforced the durability of BOT+BAL activity. At ESMO Gastrointestinal Cancers Congress 2026, follow-up from the fully enrolled 123-patient Phase 1b cohort in refractory MSS metastatic colorectal cancer without active liver metastases showed median overall survival of 21.2 months and three-year overall survival of 33%. At last follow-up, 17% of patients were alive and off all systemic cancer therapy. No new safety signals or treatment-related deaths were reported.

During the quarter, durable BOT+BAL activity was also reported in checkpoint-refractory melanoma and post-immunotherapy hepatocellular carcinoma, further supporting the combination’s activity across tumors that had resisted prior immunotherapy or multiple lines of treatment.

Expanding Patient Access and Supporting Treatment Continuity

Agenus broadened authorized access to BOT+BAL during the second quarter through France’s national Autorisation d’Accès Compassionnel (AAC) program and physician-led paid named-patient programs in additional countries.

The programs now span a broader network of countries, treating institutions and healthcare professionals. Agenus recognized $6.4 million in pre-commercial product revenue from authorized access programs during the second quarter, compared with $4.6 million in the first quarter of 2026.

As Agenus concentrates its development resources on ROBBIN, the access programs enable the company to continue supporting eligible patients with advanced disease, sustain engagement with experienced treating physicians and advance its neoadjuvant registrational strategy.

As part of prioritizing resources toward the ROBBIN trial, Agenus discontinued its planned future funding commitment to BATTMAN, the Phase 3 study sponsored by the Canadian Cancer Trials Group (CCTG) evaluating BOT+BAL in refractory MSS metastatic colorectal cancer. Agenus was one of the study’s funding sources and supplied BOT+BAL, while CCTG sponsored and conducted the trial. Following Agenus’s funding decision, CCTG formally terminated the study. The decision reflected financing and development priorities and was not driven by enrollment performance, efficacy or safety findings.

Agenus remains committed to supporting continued BOT+BAL treatment for patients already enrolled in BATTMAN when medically appropriate and permitted under applicable requirements. In France, eligible patients may continue to access BOT+BAL through the established national AAC program. Agenus has also established physician-led compassionate-access pathways in Canada, Australia and New Zealand, the other countries in which BATTMAN had been planned to enroll patients. The pathways in Canada, Australia and New Zealand will remain open to new physician requests through December 31, 2026.

Second Quarter 2026 Financial Results

Revenue

Total revenue for the second quarter of 2026 was $34.5 million, compared with $25.7 million a year earlier. This included $6.4 million in pre-commercial BOT+BAL product revenue from authorized patient-access programs and $28.1 million in non-cash royalty revenue, up from $24.8 million. Non-cash royalty revenue relates to royalty interests Agenus previously monetized and does not provide cash to the company.

Total revenue for the first six months of 2026 was $68.3 million, compared with $49.8 million a year earlier, including $11.0 million in pre-commercial product revenue and $57.3 million in non-cash royalty revenue.

Amounts in millions. Columns may not sum due to rounding.

*Subsequent to second quarter close, we closed a private placement and received gross proceeds of approximately $85 million in cash not reflected in the table.

Near-Term Milestones

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Manuscripts with longer-term follow-up from NEST and UNICORN anticipated in the second half of 2026
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Investigator-sponsored BOT+BAL presentations at ESMO 2026
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ROBBIN initiation and first patient dosing anticipated in the first quarter of 2027

Corporate Webcast Information

Agenus will host a corporate strategy webcast, including a live question-and-answer session, on Thursday, September 10, 2026, at 4:30 p.m. ET. Following the company’s recent financing webcast, the September event will provide a more comprehensive discussion of Agenus’s corporate priorities, including the acceleration of BOT+BAL in neoadjuvant colon cancer through ROBBIN, upcoming clinical and data milestones, and ongoing patient-access efforts. The webcast was previously anticipated for late August; the revised timing allows for broader speaker participation and a more substantive strategic discussion. Additional details, including the agenda and access information, will be announced prior to the event.

About Agenus

Agenus is a clinical-stage immuno-oncology company advancing a pipeline of antibody-based programs designed to activate innate and adaptive immunity, overcome tumor immune evasion, and expand the population of patients who may benefit from immunotherapy. Founded in 1994, Agenus’ lead program is botensilimab plus balstilimab (BOT+BAL), a next-generation combination of a multifunctional, Fc-enhanced anti-CTLA-4 antibody and an anti-PD-1 antibody that has been evaluated in approximately 1,300 patients across nine tumor types.

Agenus secured dedicated long-term U.S. biologics manufacturing capacity through its strategic collaboration with Zydus Lifesciences, which closed in January 2026 and included the sale of Agenus’ Emeryville and Berkeley manufacturing facilities to Zydus. Agenus also holds an equity investment in MiNK Therapeutics, Inc. (Nasdaq: INKT), a clinical-stage developer of allogeneic invariant natural killer T cell therapies, and a majority interest in SaponiQx, Inc., a vaccine adjuvant business. Agenus is headquartered in Lexington, Massachusetts. For more information, visit www.agenusbio.com or @agenus_bio. Information that may be important to investors will be routinely posted on the Company’s website and social media channels.

About the ROBBIN Phase 3 Trial

ROBBIN is planned as a global, randomized Phase 3 trial evaluating a short course of BOT+BAL before surgery in approximately 850 previously untreated patients with high-risk Stage II and Stage III microsatellite-stable (MSS) colon cancer. The trial is designed to randomize patients 1:1 to receive neoadjuvant BOT+BAL followed by surgery or surgery followed by standard-of-care management alone. ROBBIN will assess whether neoadjuvant BOT+BAL can reduce the risk of recurrence compared with surgery followed by standard-of-care management alone. Event-free survival is planned as the primary endpoint. Key elements of the trial design, including the proposed patient population, treatment arms, primary endpoint and interim-analysis approach, have been informed by feedback from the U.S. Food and Drug Administration.

Agenus’ Commitment to Patient Access

Until marketing authorization is granted, BOT+BAL is accessible only through clinical trials and authorized early access mechanisms where permitted and available under each country’s regulatory framework. For eligible French patients treated in hospital under AAC and meeting the predefined criteria, BOT+BAL is fully reimbursed by France’s national health system. Outside France, access may be available in select countries through paid named-patient programs, which may involve out-of-pocket costs to the patient or coverage under applicable national or private reimbursement arrangements. These programs are physician-driven and are not promotional.

About Botensilimab (BOT)

Botensilimab (BOT) is a human, multifunctional, Fc-enhanced anti-CTLA-4 antibody designed to activate innate and adaptive anti-tumor immune responses. Its novel design leverages mechanisms of action to extend immunotherapy benefits to “cold” tumors which generally respond poorly to standard of care or are refractory to conventional PD-1/CTLA-4 therapies and investigational therapies. Botensilimab augments immune responses across a wide range of tumor types by priming and activating T cells, downregulating intratumoral regulatory T cells, activating myeloid cells and inducing long-term memory responses.

Approximately 1,300 patients have been treated with botensilimab and/or balstilimab in Phase 1 and Phase 2 clinical trials. Botensilimab alone, or in combination with Agenus’ investigational PD-1 antibody, balstilimab, has shown clinical responses across nine metastatic, late-line cancers. For more information about botensilimab trials, visit www.clinicaltrials.gov.

About Balstilimab (BAL)

Balstilimab is a novel, fully human monoclonal immunoglobulin G4 (IgG4) designed to block PD-1 from interacting with its ligands PD-L1 and PD-L2. It has been evaluated in more than 900 patients to date and has demonstrated clinical activity and a favorable tolerability profile in several tumor types.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding Agenus’ botensilimab and balstilimab programs, access programs, clinical development plans, expected regulatory timelines and filings, manufacturing readiness, operating expense reductions, liquidity, anticipated cash runway, the Company’s need for additional capital, the exercise of the Series A and Series B warrants, and any other statements containing the words “may,” “believes,” “expects,” “anticipates,” “hopes,” “intends,” “plans,” “forecasts,” “estimates,” “will,” “potential,” and similar expressions intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of Agenus’ most recent Annual Report on Form 10-K for 2025 and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.